Exhibit 5.2

July 27, 2015

Lear Corporation

21557 Telegraph Road

Southfield, MI 48033

RE:	Post-Effective Amendment No. 1 to Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as special Wisconsin counsel to Albert Trostel & Sons Company, a Wisconsin corporation (“ATS”), and Eagle Ottawa North America, LLC, a Wisconsin limited liability company (“EONA”, and collectively with ATS, the “New Subsidiary Guarantors”), in connection with the registration of certain securities of the New Subsidiary Guarantors on Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-3 (Registration No. 333-194478) (together with all amendments and supplements thereto, the “Registration Statement”) of Lear Corporation, a Delaware corporation (the “Company”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof. The Amendment relates to the offer, issuance and sale from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Act”), as set forth in the Registration Statement, the prospectus contained therein and any supplement to the prospectus, of guarantees (the “Guarantees”) that may be issued by the New Subsidiary Guarantors of the following securities:

(i)	senior debt securities, in one or more series, issued under a form of Senior Indenture filed as an exhibit to the Registration Statement (as amended or supplemented, the “Senior Indenture”) to be entered into by and among the Company, the subsidiary guarantors party thereto and the trustee named in such Senior Indenture; and

(ii)	subordinated debt securities, in one or more series, issued under a form of Subordinated Indenture filed as an exhibit to the Registration Statement (as amended or supplemented, the “Subordinated Indenture” and together with the Senior Indenture, the “Indentures”) to be entered into by and among the Company, the subsidiary guarantors party thereto and the trustee named in such Subordinated Indenture.

In such capacity, we have examined, among other things: (i) the Amendment; (ii) the Indentures; (iii) the Articles of Incorporation and Bylaws of ATS, each as in effect as of the date hereof; (iv) the Articles of Organization and the Operating Agreement of EONA, each as in effect as of date hereof; and (v) originals or copies of such corporate and other records, certificates and documents as we deemed necessary or advisable for purposes of our opinions. In addition, in rendering the opinions set forth herein, we have, with your permission, relied on

Lear Corporation

July 27, 2015

certificates of officers of the New Subsidiary Guarantors as to certain factual matters. In rendering our opinions, we also have assumed the genuineness of all signatures of, and the authority and legal competency of, persons signing on behalf of ATS and EONA, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1. ATS is validly existing as a corporation in good standing under the laws of the State of Wisconsin.

2. EONA is a validly existing limited liability company in good standing under the laws of the State of Wisconsin.

3. Each of ATS and EONA has the corporate or limited liability company power, as applicable, to enter into, and to perform its obligations under, the Guarantees.

With respect to our opinions in paragraphs 1 and 2, above, “good standing” means that, as of the date of the certificates of status (the “Status Certificates”) provided by the State of Wisconsin Department of Financial Institutions (the “DFI”) dated July 22, 2015, each of ATS and EONA (i) has, within its most recently completed report year, filed with the DFI an annual report required under Section 180.1622 and Section 181.1622, respectively, of the Wisconsin Business Corporation Law, and (ii) has not filed articles of dissolution, and we have relied solely on the Status Certificates in connection therewith. With respect to our opinion in paragraph 3, above, we have assumed that the applicable Indenture has been executed and delivered by each party thereto and does not violate, conflict with or constitute or result in a breach under any applicable law or public policy and is in compliance with any requirement or restrictions imposed by any court or governmental body having jurisdiction over the parties thereto or applicable law or public policy.

Our opinion relates only to the laws of the State of Wisconsin, and we express no opinion regarding the laws of any other jurisdiction. With certain exceptions, we are members of the State Bar of Wisconsin and do not hold ourselves out as experts on the law of any state other than Wisconsin.

These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform you of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

Lear Corporation

July 27, 2015

Our opinions are limited to the matters set forth herein, and no opinion may be inferred or is implied beyond the matters expressly contained herein. We hereby consent to the filing of copies of this opinion letter as an exhibit to the Registration Statement in connection with the Amendment. In addition, we consent to Winston & Strawn LLP’s reliance as to matters of Wisconsin law upon this opinion letter in connection with the rendering of its opinion of even date herewith concerning the Indenture, but only to the extent of the opinions specifically set forth herein. This opinion letter has been prepared solely for your use in connection with the transmitting for filing of the Amendment on or about the date hereof and may not be used or relied upon for any other purpose, or by any other person or entity, or filed with or disclosed to any third party, without our prior written consent.

Very truly yours,

/S/ GODFREY & KAHN, S.C.